Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 29, 2003, except for Note 23 for which the date is February 20, 2003, relating to the financial statements, which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in Exelon Corporation's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 29, 2003, except for Note 23 for which the date is February 20, 2003, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the hearing "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

September 4, 2003